UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material Pursuant to § 240.14a-12

PRINCIPAL REAL ESTATE INCOME FUND

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March 2024

Dear Shareholder,

I am writing to ask you to vote on your nominees for Trustee for Principal Real Estate Income Fund (the Fund), at the April 12, 2024 annual meeting of shareholders. Please vote in favor of your Incumbent Nominees using your Fund’s WHITE proxy card. The Board of Trustees of the Fund unanimously recommends that shareholders vote for the Fund’s nominated Incumbent Trustees.

I also want to inform you that hedge fund investor, Saba, has recently sent you proxy material asking for your vote on their opposing slate of trustees. Saba is a short-term opportunist investor who puts their short-term interest before all long-term investors. Your Trustees oppose the Saba proxy solicitation and slate of trustees. Please discard any GOLD proxy cards you receive from Saba. Saba’s solicitation, if successful, could disrupt your Fund’s operations and it is likely that Saba’s nominees would propose a liquidity event. Your Fund’s Board of Trustees urges you NOT to sign any proxy cards sent to you by Saba and sign and return all WHITE proxy cards that you receive from your fund.

Please vote your shares by following the instructions on your Fund’s WHITE proxy card. Regardless of the number of shares you own, it is important that your shares be represented at the meeting by voting your proxy.

I ask that you vote all WHITE proxy cards you receive and discard any GOLD proxy cards.

If you have any questions, please contact our Proxy Solicitor, EQ Fund Solutions, at 877-536-1555, Monday through Friday between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time. Thank you for voting.

Thank you for voting.

Sincerely,

Robert McClure

President

Principal Real Estate Income Fund